SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

INNKEEPERS USA TRUST

(Exact name of registrant as specified in its charter)

Maryland	0-24568	65-0503831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

340 Royal Poinciana Way

Suite 306

Palm Beach, Florida 33480

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (561) 835-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Innkeepers USA Trust, a Maryland real estate investment trust (“we”, “us” or the “Company”), is disclosing the following information to replace and supersede in its entirety the risk factor disclosure included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 13, 2006.

SOME OF THE INFORMATION YOU WILL FIND IN THIS FORM 8-K, AND IN OUR OTHER FILINGS UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND OUR PROSPECTUSES OR ANY PROSPECTUS SUPPLEMENTS, MAY CONTAIN “FORWARD-LOOKING” STATEMENTS. ALSO, DOCUMENTS SUBSEQUENTLY FILED BY US WITH THE SECURITIES AND EXCHANGE COMMISSION MAY CONTAIN FORWARD-LOOKING STATEMENTS. YOU CAN IDENTIFY THESE TYPES OF STATEMENTS BY THEIR USE OF FORWARD-LOOKING WORDS SUCH AS “MAY,” “SHOULD,” “COULD,” “PLANS,” “INTENDS,” “EXPECTS,” “ANTICIPATES,” “ESTIMATES,” “PROJECTS,” “CONTINUES,” “IS DESIGNED TO,” “POTENTIAL” OR OTHER SIMILAR WORDS. THESE TYPES OF STATEMENTS DISCUSS FUTURE EVENTS OR EXPECTATIONS OR CONTAIN PROJECTIONS OR ESTIMATES. WHEN CONSIDERING THESE FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE FOLLOWING RISK FACTORS, AS WELL AS OTHER FACTORS THAT ARE DESCRIBED IN OUR FILINGS WITH THE SEC FROM TIME TO TIME. THESE RISK FACTORS COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY AND ADVERSELY FROM THOSE CONTAINED IN OR IMPLIED BY ANY FORWARD-LOOKING STATEMENT. THE WORDS (A) “THE COMPANY,” “WE,” “US,” “OUR,” “OURS” AND WORDS OF SIMILAR IMPORT REFER TO INNKEEPERS USA TRUST OR INNKEEPERS USA TRUST AND ITS CONSOLIDATED AFFILIATES, AS THE CONTEXT REQUIRES, (B) “THE PARTNERSHIP” REFERS TO INNKEEPERS USA LIMITED PARTNERSHIP, OR INNKEEPERS USA LIMITED PARTNERSHIP AND ITS PARTNERSHIP SUBSIDIARIES, AS THE CONTEXT REQUIRES, OR (C) “YOU” OR “YOUR” REFERS TO INVESTORS OR PROSPECTIVE INVESTORS IN THE COMPANY.

The following risk factors are not necessarily exhaustive, particularly as to possible future events, and new risk factors may emerge periodically. Many things can happen that can cause our actual results to be very different than those we describe in our SEC filings. Any statements we make that are not historical facts should be considered forward-looking statements. We make no promise to update any of our forward-looking statements, or to publicly release the results if we revise any of them.

We rely on others to operate our hotels.

In order for us to continue to qualify as a real estate investment trust, or REIT, third parties must operate our hotels. We lease each of our hotels to our taxable REIT subsidiaries (“TRSs”) under a percentage lease providing for rent equal to (a) a fixed base amount or, (b) if greater, percentage rent based on the room revenues of the hotel (collectively, the “Percentage Leases”). The TRSs, in turn, have entered into management agreements with Innkeepers Hospitality Management, Inc. (the “IH Manager”) to manage substantially all of our hotels. While we have some input into operating decisions for those hotels leased by our TRSs and operating under management agreements, we have less control than if we were managing the hotels ourselves. Even if we believe that our hotels are not being operated efficiently, we may not be able to require an operator to change the way it operates our hotels. Jeffrey H. Fisher controls the IH Manager, and he is the Chief Executive Officer, President and Chairman of our Board of Trustees. See “— Conflicts of interest and related party transactions — The IH Lessee and the IH Manager” below.

Terror events and threats and military action could negatively affect the hotel industry and our results of operations and financial condition.

Terror events, such as those that occurred on September 11, 2001, military actions, such as the ongoing actions in Afghanistan and Iraq, and periodic terror alerts, could (as they have in the past) substantially negatively affect our business and results for a prolonged period. We cannot predict how similar future events will directly or indirectly impact the hotel industry or our operating results in the future.

Conflicts of interest and related party transactions.

Jeffrey H. Fisher and the IH Manager. Jeffrey H. Fisher is our Chairman of the Board, Chief Executive Officer and President. Affiliates of Mr. Fisher contributed hotels to us on a favorable tax basis in connection with our initial public offering in 1994. The sale, refinancing or prepayment of indebtedness secured by those hotels may trigger adverse tax consequences to Mr. Fisher. Conflicts of interest, therefore, exist between us and Mr. Fisher regarding any transaction involving those hotels that could trigger adverse tax consequences to Mr. Fisher or his affiliates.

Substantially all of our hotels are managed by the IH Manager, which is owned by Mr. Fisher. In the nine months ended September 30, 2006 and in 2005, we paid the IH Manager management and accounting fees of approximately $6,775,367 and $7,993,000, respectively.

Each of our management agreements with the IH Manager has an initial term of 10 years and may be renewed for two, five-year periods at the option of the IH Manager. The management agreements provide for a base management fee of 3% of gross revenues, an accounting fee of $750 per month per hotel and an incentive management fee equal to 50% of hotel available cash flow. Hotel available cash flow is, generally, gross hotel revenues less (a) hotel operating expenses, including franchise fees, (b) the base management and accounting services fees and (c) base and percentage rent paid by our TRSs to us. Under these management agreements, the IH Manager is not responsible for any losses incurred by the TRSs (from hotel operations or otherwise). The management agreements provide generally for a termination fee to be paid to the IH Manager upon certain terminations of a management agreement, including in connection with the sale of the related hotel. The termination fee is the fair market value of the management contract for the remainder of the then-current term. The cumulative amount of unpaid termination fees payable to the IH Manager at any time will be netted against the fair market value of additional management contracts awarded to the IH Manager by the Company, and the Company will pay to the IH Manager any net amount due to the IH Manager that has been outstanding for more than 365 days. To date, no termination fees have been paid to the IH Manager.

Because Mr. Fisher is our Chief Executive Officer, President and Chairman of the Board of Trustees, and controls the IH Manager, conflicts of interest do or may exist between Mr. Fisher and us regarding (a) enforcement of the terms of the management agreements, (b) whether and on what terms management agreements will be renewed upon the expiration of their current terms, (c) whether and on what terms additional management contracts will be awarded to the IH Manager, (d) whether hotel properties will be sold and (e) the setting of rent formulas in the Percentage Leases (or re-setting rents in the case of expiring leases) between the Company and the TRS, which impacts the IH Manager’s incentive management fees.

In the nine months ended September 30, 2006 and in 2005, the Company reimbursed the IH Manager $14,000 and $14,000, respectively, for shared personnel and services. Shared personnel and services included human resources and telephone costs.

In 2005 and from time to time in previous years, we engaged an affiliate of Hatchett Hospitality (“Hatchett”) to perform certain renovation projects. During 2005, we entered into renovation contracts with the Hatchett affiliate for approximately $60,000. The Hatchett affiliate is approximately 45% owned by Equity Inns, Inc. (“Equity”). The IH Manager currently manages four Hotels owned by Equity. These contracts assisted the IH Manager in qualifying to manage certain of the Company’s hotels under tax law applicable to a REIT.

The Company and the IH Manager share their corporate information technology (“IT”) infrastructure, the cost of which is initially funded by the Company. The Company and the IH Manager agreed to a cost sharing arrangement under which each of the Company and the IH Manager bear 50% of the total costs of operating and maintaining the IT function (including depreciation taken by the Company on the IT infrastructure). The Company paid or reimbursed the IH Manager a total of $225,000 and $315,000 for the IT function in the nine months ended September 30, 2006 and in 2005, respectively.

The IH Manager obtained an employee practices liability insurance policy which covers Company employees. We reimbursed the IH Manager for one-third of the premium for this policy, which was $106,000 and $91,000 in the nine months ended September 30, 2006 and in 2005, respectively.

The IH Manager maintains a health benefit plan in which our employees participate. Our reimbursement is based on the number of our employees participating in the plan and the coverage and benefit levels selected by those employees. We reimbursed the IH Manager $108,000 and $105,000 for the nine months ended September 30, 2006 and for 2005, respectively, for our share of the costs of our employees’ participation in this plan.

In 2003, we entered into an agreement with certain predecessors of the IH Manager (the “IH Lessee”, which was owned by Mr. Fisher) and affiliates of Marriott International, Inc. (“Marriott”) for a transaction under which the IH Lessee (a) converted the agreements under which 17 of our hotels were managed by Marriott into long-term franchise agreements with Marriott and (b) became the manager of the hotels. Under the terms of the converted agreements, the IH Lessee agreed to pay Marriott (1) a franchise royalty of 6.5% of room revenues for the first 10 years of each franchise agreement and 5% thereafter and (2) $850,000 plus 50% of aggregate available cash flow in excess of a specified threshold each year for 10 years, beginning in 2004. The TRS (and therefore, indirectly, we) subsequently assumed the IH Lessee’s obligations under the franchise agreements described above, including the obligations to pay Marriott the fees described above.

Conflicts may arise with respect to whether certain expenditures are classified as capital expenditures, which are capitalized by the Company and do not immediately affect earnings, or repairs and maintenance, which are expensed as incurred and therefore reduce the amount available to be earned by the IH Manager as incentive management fees.

From time to time, the Company has engaged, and in the future may engage, a brokerage firm with which Mr. Fisher’s adult child is employed, in connection with certain acquisitions and dispositions.

Under our management agreements, the IH Manager is generally responsible for complying with our various franchise agreements, subject to our making sufficient funding available. As Mr. Fisher owns the IH Manager, conflicts of interest exist between us and Mr. Fisher regarding the IH Manager’s compliance with franchise agreements, which could result in (a) the termination of those agreements and related substantial penalties, or (b) other actions or failures to act by the IH Manager which could result in liability to us or our TRS.

Jack P. DeBoer. In November 1996, we acquired seven Residence Inn by Marriott hotels (the “DeBoer Hotels”) from affiliates of Jack P. DeBoer (the “DeBoer Group”), including Rolf E. Ruhfus. Messrs. DeBoer and Ruhfus are members of our Board of Trustees. The DeBoer Group received Class B preferred units of limited partnership interest in our operating partnership (“Class B Preferred Units”) in partial consideration for the acquisitions. Following the acquisition of the DeBoer Hotels, Mr. DeBoer joined our Board of Trustees. In connection with the acquisition, we agreed that to the extent that members of the DeBoer Group hold Class B Preferred Units and the Company maintains indebtedness outstanding, we will permit those DeBoer Group members to guarantee such indebtedness in the amount required for them to defer certain taxes. These guarantees may have the effect of giving the related lender(s) recourse to assets of the Company that they would not otherwise have. As of and after November 1, 2006, the maximum amount of our indebtedness guaranteed by the DeBoer Group will be $11 million, which will decline upon the occurrence of certain events. In addition, due to potential adverse tax consequences to members of the DeBoer Group that may result from a sale of certain of the DeBoer Hotels, conflicts of interest may exist between us and Mr. DeBoer regarding transactions involving the DeBoer Hotels that could trigger adverse tax consequences to some or all of the DeBoer Group. Mr. DeBoer and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. DeBoer is currently the Chief Executive Officer and primary investor in the owner of the Value Place brand of extended-stay hotels. Hotels developed by Mr. DeBoer and his affiliates may compete with our hotels for guests, and hotel companies with which Mr. DeBoer is affiliated may compete with us for acquisition opportunities and for qualified employees. Accordingly, our interests and those of Mr. DeBoer could be different in connection with matters relating to our hotels or proposed acquisitions or developments that are competitive with hotels owned or being considered for acquisition or development by Mr. DeBoer and his affiliates.

Rolf E. Ruhfus. In June 1997, we acquired six hotels (the “Summerfield Hotels”) from affiliates of Rolf E. Ruhfus (the “Summerfield Group”). Following the acquisition of the Summerfield Hotels, Mr. Ruhfus joined our Board of Trustees. Due to the potential adverse tax consequences to members of the Summerfield Group that may result from a sale of the Summerfield Hotels, conflicts of interest may exist between us and Mr. Ruhfus regarding transactions involving the Summerfield Hotels that could trigger adverse tax consequences to some or all of the Summerfield Group. Mr. Ruhfus and certain of his affiliates have in the past, and continue to be, involved in the development of hotels. An entity controlled by Mr. Ruhfus also owns the Sierra Suites brand, which is an upscale extended-stay hotel brand founded by Mr. Ruhfus. Affiliates of Mr. Ruhfus own and operate several Sierra Suites hotels and Summerfield Suites hotels. Hotels developed by Mr. Ruhfus, including Sierra Suites, may compete with our hotels for guests and companies with which Mr. Ruhfus is affiliated may compete with us for acquisition opportunities and for qualified employees. Accordingly, our interests and those of Mr. Ruhfus could be different in connection with matters relating to our hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by affiliates of Mr. Ruhfus.

If we cannot obtain additional financing, our growth will be limited.

We are required to distribute to our shareholders at least 90% of our taxable income each year in order to continue to qualify as a REIT. As a result, our retained earnings available to fund acquisitions or development are nominal. We rely primarily upon the availability of debt or equity capital to fund these activities. Our ability to grow through acquisitions or development of hotels will be limited if we cannot continue to obtain additional financing. Market conditions may make it difficult to obtain financing and we cannot assure you that we will be able to obtain additional debt or equity financing or that we will be able to obtain it on favorable terms.

We are subject to various risks related to our use of, and dependence on, debt.

The amount of interest we have to pay on outstanding variable rate debt, such as our line of credit, increases as interest rates increase, which may decrease cash available for distribution to shareholders. We cannot assure you that we will be able to meet our debt service obligations. If we do not meet our debt service obligations, we risk the loss of some or all of our assets to foreclosure. Changes in economic conditions and/or our financial results or prospects could (a) result in higher interest rates on variable rate debt, (b) reduce the availability of debt financing generally or debt financing at favorable rates, (c) reduce cash available for distribution to shareholders and (d) increase the risk that we could be forced to sell Hotels to repay debt, any of which could have a material adverse affect on us.

If we violate covenants in our debt agreements, including under our line of credit, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. In that event, (a) our access to cash flow from such properties may be restricted, (b) we risk foreclosure on our hotels subject to the loan or (c) we may be forced to sell one or more hotels on unfavorable terms. Violations of certain line of credit covenants may result in our being unable to borrow unused amounts under our line of credit, even if repayment of some or all borrowings is not required.

In any event, financial covenants under our current or future debt obligations could impair our planned business strategies, by limiting our ability to borrow (a) beyond certain amounts or (b) for certain purposes, even if we think that such a borrowing is in the Company’s best interests.

Our ability to maintain our historic rate of distributions to our shareholders is subject to fluctuations in our financial performance, operating results and capital improvement requirements.

As a REIT, we are required to distribute at least 90% of our taxable income each year to our shareholders. In the event of continued or future downturns in our operating results and financial performance or unanticipated capital improvements to our hotels, we may be unable to declare or pay distributions to our shareholders at historical rates, or at all. The timing and amount of distributions are in the sole discretion of our Board of Trustees, which will consider, among other factors, our financial performance, debt service obligations and applicable debt covenants (if any), and capital expenditure requirements. From time to time, in the past, we have reduced our common share dividends substantially and we cannot assure you either that we will continue to generate sufficient cash in order to fund distributions at the same rate as our historic rate (or to fund any distribution), or that our Board of Trustees will continue to maintain our distributions at historic rates.

Among the factors which could adversely affect our results of operations and decrease our distributions to shareholders are reduced hotel revenue; increases in operating expenses at the hotels leased to our TRSs; increased debt service requirements, including those resulting from higher interest rates on variable rate indebtedness; and capital expenditures at our hotels, including capital expenditures required by the franchisors of our hotels. Hotel revenue can decrease for a number of reasons, including increased competition from new hotels and decreased demand for hotel rooms. These factors can reduce both occupancy and room rates at our hotels, which would directly affect us negatively by (a) reducing the hotel revenue that we recognize with respect to hotels leased to our TRSs and (b) correspondingly reducing the profits (or increasing the loss) of hotels leased to our TRSs. Many of our expenses cannot be reduced in tandem with revenue declines, (or we may choose not to reduce them for competitive reasons), and certain expenses may increase while our revenue declines. See “— Conflicts of interest and related party transactions — The IH Lessee and the IH Manager” above.

All dividends on our class C cumulative preferred shares must be paid or provided for on a current basis or we would not be able to pay dividends on common shares.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability.

Some of our hotel rooms are booked through Internet travel intermediaries such as Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant concessions from us. Moreover, some Internet travel intermediaries offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification.

These intermediaries hope that consumers will eventually develop brand loyalties to their reservation systems rather than to the lodging brands with which our hotels are affiliated. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

Our ability to make distributions to shareholders may be affected by factors beyond our control.

Operating risks. Our hotels are subject to various operating risks common to the hotel industry, many of which are beyond our control, including the following:

•	our hotels compete with other hotel properties in their geographic markets and many of our competitors have substantial marketing and financial resources;

•	over-building in our markets, which adversely affects occupancy and revenues at our hotels;

•	dependence on business and commercial travelers and tourism; and

•	adverse effects of general, regional and local economic conditions and increases in energy costs, labor costs or other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists.

These factors could adversely affect our hotel revenues and expenses, which in turn would adversely affect our ability to make distributions to our shareholders.

Concentration of investment in California, New Jersey, the Pacific Northwest, Florida, Illinois, Texas and Michigan. A significant number of our hotels are located in California, most of which are in the greater San Francisco/Silicon Valley area. We also have a significant concentration of hotels located in New Jersey, the Pacific Northwest and Michigan, as well as in the Chicago, Illinois and Dallas, Texas areas. Adverse events, such as economic recessions or natural disasters, including earthquakes, hurricanes or high-wind, could cause a loss of revenues from these hotels, which may be significant as a result of our concentration of assets in these areas. We may not carry insurance coverage for these losses, or the insurance may be insufficient to replace our investment or otherwise restore our economic position with respect to a hotel.

In 2001, technology businesses suffered a substantial downturn, which dramatically reduced business travel. The Silicon Valley area, where 10 of our California hotels are located, is heavily dependent on the technology sector. Our concentration in California made the negative effects of the economic recession on our business more pronounced as compared to some hotel companies with less concentration in California. While the economy in this area continues to improve currently, we cannot predict if or when our hotels in the Silicon Valley area will perform to their pre-recession levels.

Capital expenditures. Our hotels have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels may also require periodic capital improvements as a condition of keeping the franchise licenses. Generally, we are responsible for the costs of these capital improvements, which give rise to the following risks:

•	cost overruns and delays;

•	renovations disrupt operations and displace revenue at the hotels, including revenue lost while rooms under renovation are out of service;

•	the cost of funding renovations and the possibility that financing for these renovations may not be available on attractive terms; and

•	the risk that the return on our investment in these capital improvements will not be what we expect.

We have in the past funded capital expenditures from cash flow from operations and, to a relatively small degree, by borrowing. There can be no assurance that we will not need to borrow to fund future capital improvements.

Competition for guests. The upscale extended-stay and mid-price segments of the hotel business are highly competitive. Our hotels compete on the basis of location, room rates and quality, service levels, reputation, and reservation systems, among many other factors. There are many competitors in our market segments, and many of them have substantially greater marketing and financial resources than our operators or us. New hotels create new competitors, in some cases without corresponding increases in demand for hotel rooms. The result in some cases may be lower revenue, which would result in lower cash available for distribution to shareholders.

Competition for acquisitions; sales. We compete for hotel acquisitions with entities that have investment objectives similar to our objectives and have substantially greater financial resources or lower investment return requirements than we have. These entities generally may be able to accept higher levels of debt, or otherwise may tolerate more risk than we think is prudent for us. They may also have better relations with franchisors, sellers or lenders. This competition could limit the number of suitable investment opportunities offered to us. It may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms.

We may decide to sell hotels, for a variety of reasons. We cannot assure you that we will be able to sell any hotels on favorable terms, or that hotels will not be sold for a loss. In 2005, we sold three hotels for substantial tax losses.

Seasonality of Hotel business. The hotel industry is seasonal in nature. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can cause quarterly fluctuations in our revenues.

Investment concentration in particular segments of single industry. Our entire business is hotel-related. Our current investment strategy is to own primarily upscale extended stay hotels, with a specific focus on Residence Inn by Marriott hotels, and limited service hotels, primarily Hampton Inn hotels. We have historically focused on hotels that appeal primarily to business travelers. We have not historically emphasized hotels that appeal to families or leisure travelers. Adverse conditions in the hotel or travel industry, in our segments of the industry or in the Residence Inn by Marriott or Hampton Inn brands, will have a material adverse effect on our lease revenues and cash available for distribution to our shareholders.

Expansion of investment focus. While we have historically focused our investments in extended-stay and limited service hotels, we are not restricted from investing in other hotel-types or other geographic areas, including internationally. As of November 14, 2006, we owned (a) five upscale (or better) full service hotels with 1,134 rooms, which operate under brands including Westin, Hilton and Sheraton Four Points, and (b) a 49% interest in a 355-room Sheraton hotel.. We may continue to expand our investment focus. There are risks to such activity, including that we have less experience acquiring, developing and owning, and the IH Manager has less experience operating, these kinds of hotels as compared to extended-stay or limited service hotels. From time to time, new hotel brands and concepts are developed. We may develop or acquire hotels operating under a new brand, which will involve the additional risks of the brand being unproven in the marketplace, having less distribution than its competitors, having a less than optimal physical plant or decoration package and likely having fewer resources initially for marketing and other promotional activities. We may also pursue opportunities to invest in hotels outside of the U.S. Investing outside of the U.S. carries certain additional risk, such as, legal, political, and currency risk, which we have no experience with. These risks could negatively affect our cash flow available for distribution and result in the loss of some or all of our investment.

Our development activities may be more costly than we have anticipated.

As part of our growth strategy, we may develop additional hotels, which may include the re-development of existing buildings for hotel use or the substantial renovation and upgrading of an existing hotel that is then re-flagged to a different hotel brand. Development involves many substantial risks, which include the following:

•	actual development costs may exceed our budgeted or contracted amounts;

•	construction delays may prevent us from opening Hotels on schedule;

•	we invest substantial capital without immediate corresponding income;

•	we may not be able to obtain all necessary zoning, land use, building, occupancy and construction permits;

•	our developed properties may not achieve our desired revenue or profit goals;

•	we face intense competition for suitable development sites from competitors with greater financial resources than ours; and

•	we may incur substantial development costs and then have to abandon a development project before completion.

Investment risks in the real estate industry generally may result in capital losses and may adversely affect our ability to make distributions to our shareholders.

General risks of investing in real estate. Our investments in hotels are subject to varying degrees of risk that generally arise from the ownership of real property. The underlying value of our real estate investments and our income and ability to make distributions to our shareholders depend upon the ability of the operators of our hotels to maintain or increase room revenues. Both income from our hotels and our ability to make distributions may be adversely affected by changes beyond our control, including the following:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of mortgage financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in real property tax rates or assessments and other operating expenses;

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters (which may result in uninsured losses) and acts of war and terrorism;

•	the relative illiquidity of real estate investments (see “—Conflicts of interest and related party transactions — Jeffrey H. Fisher,” “—Jack P. DeBoer” and “—Rolf E. Ruhfus” above); and

•	other circumstances beyond our control.

Uninsured and underinsured losses. We, the IH Manager and our other managers have obtained property, casualty and other insurance with loss limits and coverage deemed reasonable by management (and with the intent to satisfy the requirements of lenders and franchisors). In doing so, we have made decisions with respect to covered perils, deductibles, policy limits and terms based on management’s experience, our risk profile and loss history, the nature of our hotels and businesses, our and our operators’ loss prevention efforts and the cost of insurance. These judgments may prove to leave us with no, or inadequate, insurance coverage for any particular loss.

All of our hotels in California (and certain of our other hotels, such as our hotels in the Pacific Northwest) are located in areas that are subject to earthquake activity. These hotels are located in areas of high seismic risk and some were constructed under pre-1985 building codes. No assurance can be given that an earthquake would not render significant damage to the hotels that have been constructed in compliance with more recent building codes, or are in areas of lower seismic risk. Additionally, areas in Florida where several of our hotels are located may experience hurricane or high-wind activity. Our Sheraton Four Points Hotel in Ft. Walton Beach FL, for instance, sustained substantial damage (though no structural damage) during Hurricane Jeanne in September 2004. That hotel and several others in Florida were impacted to varying degrees by one or more other hurricanes in 2004 and 2005. We maintain certain levels of (1) earthquake insurance on some, but not all, of our hotels in California and (2) wind insurance on certain, but not all, of our hotels located in Florida. We own hotels in California and Florida, representing substantial investment, on which we carry no earthquake or windstorm insurance. We would directly bear the rebuilding, restoration and related costs and lost income resulting from any uninsured loss. Even where such insurance is maintained, recovery under the applicable policies is subject to substantial deductibles and complex calculations of lost business income. There is no assurance that this insurance, where maintained, will fully fund the re-building or restoration of a hotel impacted by an earthquake, hurricane or high wind, or the income lost as a result of the damage. We have no coverage from damage from earthquakes, floods or high wind caused by a terrorist attack.

Our insurance policies include certain coverage for property losses caused by certain terrorist acts. The Terrorism Risk Insurance Act of 2002 (“Insurance Act”), which became effective in November 2002, requires property and casualty insurers to offer terrorism insurance, for which they can charge additional premiums, and provides federal funds to help insurers pay claims from terrorist attacks. We have accepted such coverage under our primary property insurance policies. Based on information provided by our insurance agent, we understand that coverage offered pursuant to the Insurance Act applies, generally, to acts of terrorism on U.S. soil by foreign agents resulting in a total of more than $5 million of property and casualty insurance losses. Therefore, our understanding of the coverage offered pursuant to the Insurance Act is that they exclude losses from terrorist acts on U.S. soil by foreign agents that result in a total of less than $5 million of losses. Also, our understanding is that all terrorist coverage, whether included in the primary insurance policies or in the coverage offered under the Insurance Act, exclude coverage for losses from, among other things, acts of terrorism by U.S. based groups or individuals, nuclear devices and acts of war. The Insurance Act expired in December 2005 and has been extended pursuant to the Terrorism Risk Insurance Extension Act, which was enacted to extend the coverage under the Insurance Act through December 31, 2007 and to make certain other changes in coverage. There is no assurance that the Terrorism Risk Insurance Act will be renewed or that insurance against terrorist attacks will be available or affordable after 2007.

Various types of catastrophic losses may not be insurable (such as those resulting from war or a nuclear incident) or may not be economically insurable. In the event of a substantial loss, our insurance coverage may not cover the full current market value or replacement cost of our lost investment. For instance, we do not carry insurance to protect specifically against damage caused by mold or environmental contamination. Inflation, changes in building codes and ordinances, environmental considerations and other factors might cause insurance proceeds to be insufficient to fully replace or renovate a hotel after it has been damaged or destroyed.

Accordingly, there can be no assurance (1) that the insurance coverage that we and/or our lessees and operators have obtained will fully protect us (or our lessees or operators) against insurable losses (i.e., losses may exceed coverage limits); (2) that we (or our lessees or operators) will not incur large deductibles that will adversely effect our earnings; (3) that we (or our lessees or operators) will not incur losses from risks that are not insurable or that are not economically insurable; or (4) that our current insurance coverage will continue to be available at reasonable rates. As a result, one or more large uninsured or underinsured losses could have a material adverse affect on us (or our lessees or operators).

Our lenders require us to maintain certain insurance coverage. We believe that we have complied with the insurance maintenance requirements under the governing loan documents. However, a lender may disagree, in which case the lender could obtain additional coverage and seek payment from us, or declare us in default under the loan documents. In the former case, we could spend more for insurance than we otherwise deem reasonable or necessary, or, in the latter case, we could be subjected to a foreclosure on hotels collateralizing one or more loans. In addition, a material casualty to one or more hotels collateralizing loans may result in (a) the insurance company applying to the outstanding loan balance insurance proceeds that otherwise would be available to repair the damage caused by the casualty, which would require us to fund the repairs through other sources, or (b) the lender foreclosing on the hotels if there is a material loss that is not insured.

Joint ventures and co-investments may limit our ability to manage or sell Hotels, which may adversely affect our result of operations.

As of November 14, 2006, we owned a 49% interest in a 355-room Sheraton hotel in Raleigh, NC that was managed by the IH Manager. We may joint venture or co-invest with other parties on hotel acquisitions or developments. There are inherent risks in such arrangements, including but not limited to having to share control and seek our partners’ approval, disputes over control, strategy, or the timing or amount of maintenance or capital expenditures, conflicts regarding whether, when or at what price to sell the asset and becoming subject to negative publicity, financial loss or legal liabilities due to the actions of our partners.

Failure to comply with governmental regulations could affect our operating results.

Environmental matters. Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. The law often imposes liability whether or not the owner knew of, or was responsible for, the presence of hazardous substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be very substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner’s ability to sell real estate or to borrow using such real estate as collateral. We may be potentially liable for the costs discussed above, and these costs could be material and could affect the funds available for distribution to our shareholders.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by release of hazardous substances and for property contamination. For instance, a person exposed to asbestos while working at or staying in a Hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental issues restrict the use of a property or place conditions on various activities. One example is laws that require a business using chemicals to manage them carefully and to notify local officials if regulated spills occur.

We generally obtain Phase I environmental site assessments (“ESAs”) on our hotels at the time of acquisition. The ESAs are intended to identify potential environmental contamination. The ESAs include a historical review of the hotel, a review of certain public records, a preliminary investigation of the site and surrounding properties, screening for the presence of hazardous substances and underground storage tanks, and the preparation and issuance of a written report. The ESAs that we have obtained did not include invasive procedures, such as soil sampling or ground water analysis.

It is possible that these ESAs do not reveal all environmental liabilities or that there are material environmental liabilities or compliance concerns that we are not aware of. Moreover, in certain cases the ESAs revealed environmental conditions that required some remediation or with respect to which we implemented procedures to specifically manage an identified issue, as in the case of small areas of non-friable asbestos commonly found in certain older building materials. The maintenance and removal of asbestos is highly regulated, and requires specific plans to manage asbestos in place and to remove it using certified contractors using specialized equipments if it is, or there is a risk that it will become, disturbed during construction work or otherwise. We cannot assure you that (i) future laws, ordinances or regulations will not impose material environmental liability, or (ii) the current environmental condition of a hotel will not be affected by the condition of properties in the vicinity of the Hotel (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

There is an increasing focus on the potential for litigation over claims that mold (or other airborne contaminants) has damaged buildings and had adverse health effects. We have, infrequently, discovered relatively small amounts of mold-related damage in a limited number of our hotels, which we believe are generally caused by one or more water intrusions (e.g., a roof leak, plugged air conditioner condensation lines, etc.). Mold (and certain other airborne contaminants) occurs naturally and is present in some quantity in virtually every structure, so we cannot assure you that it is not present, or will not in the future be present, in our hotels, and it is possible that plaintiffs could successfully establish that mold (or another airborne contaminant) causes or exacerbates certain adverse health conditions. If any such potential plaintiffs (who could include hotel guests and employees) are successful, and mold (or another airborne contaminant) does occur in our hotels, we could incur liability, and such liability could be substantial. We generally have no insurance coverage for the cost of repairing or replacing elements of a building or its contents that are affected by mold (or other environmental conditions), or for defending or disposing of such suits.

Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990, or the “ADA,” all public accommodations must meet various federal requirements for access and use by disabled persons. Many states also have similar requirements. Compliance with the ADA’s requirements could require removal of access barriers, and our failure to comply could result in the U.S. or a state’s government imposing fines or in private litigants winning damages against us. As substantial renovations are planned to all or any substantial part of a hotel, and in connection with the construction of any new hotel or addition to an existing hotel, our policy is to consult a local architect to insure compliance with all applicable codes and ADA. While we take these and other steps to confirm that we comply substantially with the ADA, and several of our hotels were constructed recently and incorporated ADA compliance into the original design, there is no assurance that we will not be required to make unplanned, substantial modifications to our hotel to comply with the ADA. If we are required to make substantial modifications to our hotels, whether to comply with the ADA or other changes in governmental rules and regulations, our ability to make distributions to our shareholders could be adversely affected.

Fluctuations in property taxes and insurance costs can adversely affect our distributions to our shareholders.

Each of our hotels is subject to real and personal property taxes. These taxes on our hotel properties may increase or decrease as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our ability to make distributions to our shareholders could be adversely affected.

We carry insurance on all of our hotels and our business. The costs of property and casualty insurance carried by us and/or the IH Lessee rose substantially in the insurance renewal cycles after September 11, 2001. More recently, the hurricanes that struck the U.S. in 2004 and 2005 also affected the property insurance markets. Future terror-related events or natural disasters, as well as any other future covered losses or other casualties at our hotels, may result in (a) future insurance cost increases, (b) our inability to obtain (or economically obtain) important insurance coverage and/or (c) an increased risk of exposure to casualties if our insurance deductibles are substantially increased or the limits of our insurance coverage are substantially reduced. While in absolute dollars property tax is a much larger expense than insurance for us, our ability to make distributions could be adversely affected if insurance costs increase. Please see “—Investment risks in the real estate industry generally may adversely affect our ability to make distributions to our shareholders — Uninsured and Underinsured losses” above.

Franchise requirements could adversely affect distributions to our shareholders.

Our hotel operators must comply with operating standards and terms and conditions imposed by the franchisors of the hotel brands under which our hotels operate. A franchisor may impose upgraded or new brand standards, such as substantially upgrading the bedding, enhancing the complimentary breakfast or increasing the value of guest awards under its ‘frequent guest’ program, which can add substantial expense for the hotel. The franchisors periodically inspect our hotels to confirm adherence to the franchisors’ operating standards. The failure of a hotel to maintain standards could result in the loss or cancellation of a franchise license. We rely on our operators to conform to operational standards. The franchisors may also require us to make certain capital improvements to maintain the hotel in accordance with system standards, the cost of which can be substantial. In addition, when the term of a franchise expires, the franchisor has no obligation to issue a new franchise. The loss of a franchise could have a material adverse effect on the operations or the underlying value of the affected hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The loss of a franchise could also have a material adverse effect on cash available for distribution to shareholders.

The names of the brands under which our hotels operate are registered trademarks of the respective owners of those brands, and neither they nor any of their officers, directors, agents, employees, accountants or attorneys (i) have approved any disclosure in which they or the names of their brands appear or (ii) are responsible or liable for any of the content of this document.

The ability of our Board of Trustees to change our major policies at any time may not be in your interest.

Our Board of Trustees determines many of our major corporate policies, including our acquisitions, dispositions, growth, operations and distribution policies. The Board of Trustees may amend or revise these and other policies at any time without the vote or consent of our shareholders.

Provisions of our Declaration of Trust and Maryland law may limit the ability of a third party to acquire control of us.

Ownership limitation. Our Declaration of Trust provides that no person may directly or indirectly own more than 9.8% of our common shares and preferred shares. This may prevent an acquisition of control of us by a third party without our Board of Trustees’ approval, even if shareholders believe the change of control is in their best interest. See “Our share ownership limitation may prevent certain transfers of our common shares” below.

Staggered Board of Trustees. Under our Declaration of Trust, our Board of Trustees has three classes of trustees. Trustees for each class are elected for staggered three-year terms and until their successors are elected and qualify. The staggered terms of our trustees may restrict the ability to effect a change of control of us, even if shareholders believe a change of control is in their best interest. The staggered terms for our trustees may also discourage offers or other bids being made for our shares at a premium over the market price.

Authority to issue preferred shares. Our Declaration of Trust authorizes the Board of Trustees to issue up to 20,000,000 preferred shares, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, or terms or conditions of redemption of any preferred shares issued. The issuance of preferred shares may discourage takeover offers for, or changes in control of our company, even if shareholders believe that such events may be in their best interest.

Maryland anti-takeover statutes. We are subject to various provisions of Maryland law placing restrictions and requiring compliance with various procedures designed to protect the shareholders of Maryland REITs against unfair or coercive mergers and acquisitions. These restrictions and procedural requirements may discourage takeover offers for, or changes in control of our company, even if shareholders believe that such events may be in their interest.

Business Combinations. Under Maryland law applicable to Maryland REITs, certain “business combinations” (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) with an “Interested Shareholder” are prohibited for five years after the person becomes an Interested Shareholder. An “Interested Shareholder” is any person who beneficially owns 10% or more of the voting power of our shares or our affiliate who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our outstanding voting shares, unless the Board of Trustees approved in advance the transaction by which he otherwise would have become an Interested Shareholder. After the five-year prohibition, any such business combination must be recommended by the Board of Trustees and approved by at least (a) 80% of the votes entitled to be cast by shareholders and (b) two-thirds of votes entitled to be cast by shareholders other than shares held by the Interested Shareholder, unless, among other conditions, shareholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions do not apply to business combinations that are approved by the Board of Trustees prior to the time that the person becomes an Interested Shareholder. This law applies to us.

Control Share Acquisitions. Maryland law as applicable to Maryland REITs provides that “control shares” acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquirer or by officers or by trustees who are employees of the trust. “Control shares” are voting shares which, if aggregated with all shares previously acquired by the acquirer, would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares.

Our failure to qualify as a REIT under the federal tax laws will result in substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

The federal income tax laws governing REITs are complex. The REIT qualification requirements are complex. We have not obtained a ruling from the Internal Revenue Service that we qualify as a REIT. We cannot assure you that we will qualify as a REIT.

Failure to make distributions could subject us to tax. In order to qualify as a REIT, each year we must distribute to our shareholders at least 90% of our REIT taxable income. To the extent that we satisfy this distribution minimum, but distribute less than 100% of our taxable income, we will be subject to federal income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders year is less than the minimum amount specified under federal tax laws. Our only source of funds to make these distributions comes from our TRSs, which in turn receives revenues from hotel operations. Accordingly, we may be required to borrow money or sell assets to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid tax in a given year.

Failure to qualify as a REIT would subject us to federal income tax. If we fail to remain qualified as a REIT in any taxable year, and do not qualify for certain statutory relief provisions, we will be subject to federal income tax. This would substantially reduce our income and cash available to pay distributions. The resulting tax liability might cause us to borrow funds, sell some of our investments, or take other steps that could negatively affect our operating results in order to pay any such tax. Moreover, subject to certain exceptions, we generally would be disqualified from re-electing treatment as a REIT until the fifth calendar year after the year in which we failed to qualify as a REIT.

Failure to qualify as a REIT may cause us to reduce or eliminate shareholder distributions, and we may face increased difficulty in raising capital or obtaining financing. If we fail to qualify or remain qualified as a REIT, we may have to reduce or eliminate any distributions to our shareholders in order to satisfy our income tax liabilities. Any distributions that we do make to our shareholders would be treated as taxable dividends to the extent of our current and accumulated earnings and profits. This would negatively affect the market price of our shares. In addition, we may face increased difficulty in raising capital or obtaining financing if we fail to qualify or remain qualified as a REIT because of the resulting tax liability.

The formation of our TRS Lessee increases our overall tax liability. Our TRSs are subject to federal and state income tax. Accordingly, although our ownership of our TRSs will allow us to receive the after-tax operating income from our hotels in addition to receiving rent, that operating income will be fully subject to income tax.

We will incur a 100% excise tax on transactions with our TRSs that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by our TRSs to us exceeds an arm’s-length rental amount, such amount potentially will be subject to this excise tax. We intend that all transactions between us and our TRSs will be conducted on an arm’s-length basis and, therefore, that the rent paid by our TRSs to us will not be subject to this excise tax.

We are subject to other tax liabilities.

Even as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, such as tax on undistributed REIT taxable income and alternative minimum tax. If we sell a property in a “prohibited transaction,” our gain from the sale would be subject to a 100% penalty tax. A prohibited transaction would be a sale of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Our TRSs are fully taxable corporations and are required to pay federal and state taxes on their income.

Complying with REIT requirements may force us to sell otherwise attractive investments.

To qualify as a REIT, we must satisfy certain requirements with respect to the character of our assets. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter (by, possibly, selling assets not withstanding their prospects as an investment) to avoid losing our REIT status. If we fail to comply with these requirements at the end of any calendar quarter, and the failure exceeds a minimum threshold, we may be able to preserve our REIT status if (a) the failure was due to reasonable cause and not to willful neglect, (b) we dispose of the assets causing the failure within six months after the last day of the quarter in which we identified the failure, (c) we file a schedule with the IRS describing each asset that caused the failure, and (d) we pay an additional tax of the greater of $50,000 or the product of the highest applicable tax rate multiplied by the net income generated on those assets. As a result, we may be required to liquidate otherwise attractive investments.

Our share ownership limitation may prevent certain transfers of our shares.

In order to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Our Declaration of Trust prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of the outstanding common shares or any other class or series of outstanding shares of beneficial interest by any shareholder or group (the “Ownership Limitation”). Generally, the shares of beneficial interest owned by related or affiliated owners will be aggregated for purposes of the Ownership Limitation. Any transfer of shares of beneficial interest that would prevent us from continuing to qualify as a REIT under the Code will be void ab initio, the intended transferee of such shares will be deemed never to have had an interest in such shares, and such shares will be designated “shares-in-trust.” Further, we will be deemed to have been offered shares-in-trust for purchase at the lesser of the market price (as defined in the Declaration of Trust) on the date we accept the offer and the price per share in the transaction that created such shares-in-trust (or, in the case of a gift, devise or non-transfer event (as defined in the Declaration of Trust), the market price on the date of such gift, devise or non-transfer event). Therefore, the record holder of shares of beneficial interest in excess of the Ownership Limitation will experience a financial loss when such shares are purchased by us, if the market price falls between the date of purchase and the date of redemption.

We have, in limited instances from time to time, permitted certain owners to own shares in excess of the Ownership Limitation. The Board of Trustees has waived the Ownership Limitation for such owners after following procedures set out in our Declaration of Trust, under which the owners requesting the waivers provided certain information and our counsel provided certain legal opinions. These waivers established levels of permissible share ownership for the owners requesting the waivers that are higher than the Ownership Limitation. If the owners acquire shares in excess of the higher limits, those shares are subject to the risks described above in the absence of further waivers. The Board of Trustees is not obligated to grant such waivers and has no current intention to do so with respect to any owners who (individually or aggregated as the Declaration of Trust requires) do not currently own shares in excess of the Ownership Limitation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNKEEPERS USA TRUST
(Registrant)

	By:	/s/ Mark A. Murphy
Date: November 27, 2006		Mark A. Murphy
General Counsel and Secretary